Exhibit 99.1

Contact:

Press Relations Contact:

Carolyn Fromm

Magnet PR Group

949.651.9539

carolyn@magnetprgroup.com

Investor Relations Contact:

Andrea D. Williams

Mindspeed Technologies, Inc.

(949) 579-3111

Mindspeed Announces Preliminary Fiscal First Quarter 2012 Results

NEWPORT BEACH, Calif., January 5, 2012 (BUSINESS WIRE) — Mindspeed Technologies, Inc. (NASDAQ:MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced preliminary results for its fiscal first quarter of 2012, which ended on December 30, 2011. The company now expects revenues in its fiscal first quarter of 2012 to be approximately $33.3 million. The company’s previous guidance for fiscal first quarter revenue was to be in the range of $35.9 million to $37.5 million.

In addition, the company now anticipates non-GAAP gross margin for its fiscal first quarter of 2012 to be approximately 58.0 percent due primarily to lower than expected revenue levels. The company’s previous guidance was for non-GAAP gross margin of 60.0 to 62.0 percent. The company expects non-GAAP operating expenses to be approximately $22.0 million, in line with previous guidance given on November 1, 2011.

“We continued to experience a weaker demand environment in the fiscal first quarter of 2012, primarily related to a slower work-down of inventory levels in the channel than we had anticipated, across the entire product portfolio,” said Raouf Y. Halim, chief executive officer of Mindspeed. “That said, based on positive trends in channel inventory and customer point of sales data through the month of December, as well as current backlog, our perspective is that the demand environment is stabilizing. We also believe we will see improving gross margin trends in the fiscal second quarter,” added Mr. Halim.

Mindspeed is scheduled to release its final earnings results for the fiscal first quarter of 2012 on January 30, 2012.

Conference Call and Webcast

Mindspeed will conduct a conference call today, Thursday, January 5, 2012, at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time. To listen to the conference call via telephone, call 800-369-1935 (domestic) or 312-470-7420 (international); password: Mindspeed. To listen via the Internet, please visit the Investors section of Mindspeed’s web site at www.mindspeed.com. Replay of the conference call will be available via telephone for a period of 30 days beginning one hour after the conference call concludes by calling 800-947-6448 (domestic) or 203-369-3538 (international). Replay will also be available in the Investors section of Mindspeed’s web site at www.mindspeed.com during such 30 day period.

About Mindspeed Technologies

Mindspeed Technologies (NASDAQ: MSPD) is a leading provider of network infrastructure semiconductor solutions to the communications industry. The company’s low-power system-on-chip (SoC) products are helping to drive video, voice and data applications in worldwide fiber-optic networks and enable advanced processing for 3G and long-term evolution (LTE) mobile networks. The company’s high-performance analog products are used in a variety of optical, enterprise, industrial and video transport systems. Mindspeed’s products are sold to original equipment manufacturers (OEMs) around the globe.

Non-GAAP Measures

We are unable to provide a reconciliation of the preliminary non-GAAP measures to GAAP measures because we have not yet determined final numbers for items such as stock-based compensation and related payroll costs, non-cash interest expense on our convertible senior notes and acquisition-related costs. For a discussion of our use of non-GAAP financial measures, please refer to our earnings release dated November 1, 2011 and our Current Report on Form 8-K furnished to the SEC on the same date. A complete reconciliation of non-GAAP measures to GAAP measures will be provided when we release final earnings results for the fiscal first quarter of 2012 on January 30, 2012.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding our preliminary estimates of first quarter 2012 revenues, non-GAAP operating expenses, and non-GAAP gross margins; trends in channel inventory; customer point of sales data; and the stabilization of the demand environment; gross margin improvement trends. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. In particular, we have not yet closed our books for the first quarter of 2012, and our preliminary operating data remain subject to the closing of our books, completion of our financial statements, and review of the financial statements by our independent registered public accounting firm. Additional risks and uncertainties potentially affecting our business and future operating results include, but are not limited to, worldwide political and economic uncertainties and specific conditions in the markets we address; fluctuations in our operating results and future operating losses; constraints in the supply of wafers and other product components from our third-party manufacturers; successful development and introduction of new products; pricing pressures and other competitive factors; loss of or diminished demand from one or more key customers or distributors; cash requirements and terms and availability of financing; the expense of and our ability to defend our intellectual property against infringement claims by others; our ability to attract and retain qualified personnel; doing business internationally and our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; lengthy sales cycles; business acquisitions and investments; order and shipment uncertainty; our ability to obtain design wins and develop revenue from them; product defects and bugs; and our ability to utilize our net operating loss carryforwards and certain other tax attributes. Additional risks and uncertainties that could cause actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended September 30, 2011, as well as in similar disclosures in our subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.